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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Susquehanna Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

Tel 717.625.6305

April 12, 2012

Dear Fellow Shareholder:

Our Annual Shareholders’ Meeting, scheduled for May 4, 2012, is fast approaching and I am writing to remind you that it is important for you to vote on the matters described in the proxy materials that we mailed to you on or about March 23, 2012.

We strongly encourage you to vote your shares today. Susquehanna’s Board of Directors recommends that you vote “FOR” the election to the Board of the seventeen nominees set forth in the proxy materials. The director nominees will be elected by a plurality of the votes cast. In other words, the nominees receiving the highest number of votes will be elected.

As discussed in our proxy materials, the Board also is requesting that you vote to approve, in an advisory vote, Susquehanna’s executive compensation. As discussed in our 2012 proxy statement, we made certain changes to our executive compensation program, which were, in part, influenced by the shareholder advisory vote to approve compensation of our named executive officers (commonly referred to as a say-on-pay vote) at our 2011 Annual Shareholders’ Meeting, where 64% of shareholder votes cast were voted in favor of our say-on-pay resolution. Following the 2011 say-on-pay vote, we engaged in discussions with shareholders, including shareholders who voted against approval of the say-on-pay resolution. Based on our consideration of the vote and the discussions with shareholders, we eliminated the excise tax gross-up protection for Messrs. Reuter, Hostetter, Francis and Quick and determined that we will not provide excise tax gross-up protection to any executives hired on a go forward basis. In addition, as reflected in our Form 8-K filed with the Securities and Exchange Commission on May 10, 2011, we considered our shareholders’ preference for an annual advisory vote and determined to provide to our shareholders the opportunity to vote annually, on an advisory basis, to approve our executive compensation.

Susquehanna’s Board of Directors encourages you to vote “FOR” the approval, in an advisory vote, of Susquehanna’s executive compensation. The vote of the holders of a majority of Susquehanna’s stock having voting powers and present at the Annual Shareholders’ Meeting is required to approve, in an advisory vote, Susquehanna’s executive compensation.

Finally, Susquehanna’s Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the 2012 fiscal year. The vote of the holders of a majority of Susquehanna’s stock having voting powers and present at the Annual Shareholders’ Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the 2012 fiscal year.

I encourage you to review the proposals listed in on the proxy card that we mailed to you on or about March 23, 2012, and to vote your shares in person, by telephone or over the Internet by following the instructions on the proxy card. You can also vote by completing and returning the proxy card via U.S. mail using the enclosed postage-paid envelope. More detailed information about each of these proposals was included in the proxy materials that we mailed to you, and these proxy materials can also be found online at www.susquehanna.net under the link to “Investor Relations, Filings & Reports.”

If you have any questions or need assistance, please contact our Investor Relations Department at 717-625-6305.

Regardless of the number of shares you own, it is important that you cast your vote and make your voice heard on these important matters regarding our company. I thank you for your investment in Susquehanna and look forward to seeing those of you who attend this year’s Annual Shareholders’ Meeting.

Sincerely,

William J. Reuter

Chairman and Chief Executive Officer